OPKO Health’s BioReference Laboratories Introduces Scarlet Health™, In-Home Diagnostic Service to Expand Digital Health Access

Scarlet brings diagnostic service to patients’ homes, offices and other preferred locations, delivering an on-demand, safe and convenient diagnostic experience for patients and healthcare providers

ELMWOOD PARK, N.J., January 13, 2021 – BioReference Laboratories, Inc., an OPKO Health company (NASDAQ:OPK), today introduced Scarlet Health™, an in-home, fully integrated digital platform providing access to on-demand diagnostic services. Scarlet has been designed similarly to tools consumers use daily, in order to provide ease-of-use and ubiquitous conveniences.

Backed by BioReference’s national presence and infrastructure, with laboratory facilities and professionals across the country, Scarlet delivers an innovative, flexible, mobile alternative to traditional patient service centers or other draw locations when phlebotomy and other specimen collection services are needed.

Patients will no longer need to travel for laboratory services. Healthcare providers will secure vital diagnostic information about patients reliably, quickly and easily to enable a faster diagnosis.

To use Scarlet’s convenient, secure and safe approach to mobile specimen collection services, patients will obtain a link after visiting or connecting virtually with their healthcare provider. After confirming the services needed, a patient will verify their identity and schedule a date and time, and choose their preferred location (i.e., at their office or home) for a qualified healthcare professional to collect their test specimen. Patients will then receive real-time updates and relevant information, such as learning how to prepare for the visit or track the healthcare professional’s arrival. Specimens will be sent to BioReference for testing, and the results will be securely shared online with the patient and their ordering healthcare provider.

“Scarlet reimagines the delivery of health care, creating an accessible, consumer-centric approach to the way patients receive laboratory services,” said Richard Schwabacher, Senior Vice President of Digital Health and Chief Digital Officer for BioReference Laboratories. “Scarlet is the first of many digital health advances at BioReference that aim to increase flexibility and convenience for patients. We’re proud to bring this kind of innovation and technology to patients and are looking forward to expanding access to critical health care needs with Scarlet.”

Investment in telemedicine has more than doubled in the last year to $1.6 billion, a dramatic acceleration attributable to the COVID-19 pandemic and the growing demand for the tools and flexibility that digital health offers.1 Scarlet provides a much-needed service that is efficient, secure, convenient, flexible, digitally enabled and easy to use, providing access to a variety of tests, from COVID-19 to chronic conditions, and more.

“The future of health care is at home. We’re helping to make in-home health care real for millions of Americans by bringing diagnostic services directly to the patient,” said Jon R. Cohen, M.D., Executive Chairman of BioReference Laboratories. “According to PwC Health Research Institute Health’s 2020 executive survey, 40% of healthcare providers cited laboratory challenges as a concern with growing telehealth programs. By adding just a few key strokes to what healthcare providers are already doing, Scarlet improves and encourages patient-centered health care, utilizing a similar on-demand format that patients use every day from the comfort of their homes. With Scarlet, BioReference removes a disconnect between telemedicine and traditional health care, and revolutionizes how healthcare is provided.”

Scarlet services are currently available in select markets. For more information on Scarlet, visit www.scarlethealth.com.

About BioReference Laboratories, Inc.
BioReference provides comprehensive testing to physicians, clinics, hospitals, employers, government units, correctional institutions, and medical groups. BioReference offers test services that yield high-quality and accurate results, including a molecular test for helping with COVID-19 diagnosis and a serology test to help indicate possible COVID-19 exposure. The company is in network with the five largest health plans in the United States, operates a network of 11 laboratory locations, and is backed by a medical staff of more than 120 M.D., Ph.D. and other professional level clinicians and scientists. With a leading position in the areas of genetics, women’s health, maternal fetal medicine, oncology, and urology, BioReference and its specialty laboratories, GenPath and GeneDx, are advancing the course of modern medicine. For more information, visit www.bioreference.com.

About OPKO Health
OPKO is a multinational biopharmaceutical and diagnostics company that seeks to establish industry-leading positions in large, rapidly growing markets by leveraging its discovery, development, and commercialization expertise and novel and proprietary technologies. For more information, visit www.opko.com.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains “forward-looking statements,” as that term is defined under the Private Securities Litigation Reform Act of 1995 (PSLRA), which statements may be identified by words such as “expects,” “plans,” “projects,” “will,” “may,” “anticipates,” “believes,” “should,” “intends,” “estimates,” and other words of similar meaning, particularly statements regarding BioReference’s Scarlet Health mobile service, the availability of and demand for the service, whether the service and the integrated platform will function or perform as designed, the role and value of the service to patients and healthcare providers and whether the demand for at home health care will continue or increase as anticipated, as well as other non-historical statements about our expectations, beliefs or intentions regarding our business, technologies and products, financial condition, strategies or prospects. Many factors could cause our actual activities or results to differ materially from the activities and results anticipated in forward-looking statements. These factors include those described in the OPKO Health, Inc. Annual Reports on Form 10-K filed and to be filed with the Securities and Exchange Commission and in its other filings with the Securities and Exchange Commission. In addition, forward-looking statements may also be adversely affected by general market factors, competitive product development, product availability, federal and state regulations and legislation, the regulatory process for new products, among other factors. The forward-looking statements contained in this press release speak only as of the date the statements were made, and we do not undertake any obligation to update forward-looking statements. We intend that all forward-looking statements be subject to the safe-harbor provisions of the PSLRA.

References:
1.PwC Health Research Institute Health’s 2020 executive survey

Media Contact:
Hillary Titus, 201-406-9968
htitus@bioreference.com